Merrill Lynch Global Allocation Fund, Inc.

File No. 811-5576

Item No. 77M (Mergers) -- Attachment

During the fiscal semi-annual period ending October 31, 2000, Merrill Lynch Global Allocation Fund, Inc. (the
"Registrant") acquired substantially all of the assets and assumed substantially all of the liabilities of Global
Opportunity Portfolio, a series of Merrill Lynch Asset
Builder Program, Inc. ("Global Opportunity"), File No.
811-7177, Merrill Lynch Asset Growth Fund, Inc. ("Asset
Growth"), File No. 811-7183, and Merrill Lynch Asset
Income Fund, Inc. ("Asset Income"), File No. 811-7181.

At meetings of the Boards of Directors of the Registrant, Global Opportunity, Asset Growth, and Asset Income, the Boards of Directors approved an Agreement and Plan of Reorganization (the "Reorganization"), pursuant to which the Registrant would acquire substantially all of the assets and assume substantially all of the liabilities of Global Opportunity, Asset Growth, and Asset Income in exchange for an equal aggregate value of newly issued Class A, Class B, Class C and Class D shares of the Registrant. In approving the Agreement, the Boards of Directors of Asset Growth and Asset Income approved the subsequent deregistration and dissolution of Asset Growth and Asset Income. The Board of Directors of Global Opportunity approved the termination of Global Opportunity as a series of the Merrill Lynch Asset Builder Program, Inc.

On January 27, 2000, in connection with the Reorganization, the Registrant filed a Registration
Statement on Form N-14 (File Nos. 333-95483 and 811-
5576) (the "N-14 Registration Statement").  The N-14
Registration Statement contained the proxy materials soliciting the approval of the Reorganization by the shareholders of Global Opportunity, Asset Growth, and
Asset Income.  Pre-Effective Amendment No. 1 to the N-14
Registration Statement was filed on March 22, 2000.  The
N-14 Registration Statement as so amended was declared effective by the Commission on March 22, 2000.

The shareholders of the Registrant, Global Opportunity,
Asset Growth, and Asset Income approved the
Reorganization at a special meeting of shareholders held for that purpose. On July 21, 2000 (the "Reorganization
Date"), pursuant to the Agreement, Global Opportunity transferred assets valued at $55,817,429.92 to the Registrant and received in exchange 3,985,332.149 newly-issued Class A, Class B, Class C, and Class D shares of the Registrant comprised of 11,122.736 Class A shares, 2,578,878.576 Class B shares, 1,194,409.455 Class C shares and 201,721.382 Class D shares. Asset Growth transferred assets valued at $5,987,554.11 to the Registrant and received in exchange 425,300.169 newly-issued Class
A, Class B, Class C, and Class D shares of the Registrant comprised of 36,656.672 Class A shares, 340,955.85 Class
B shares, 26,083.257 Class C shares and 21,604.390 Class
D shares. Asset Income transferred assets valued at $8,686,936.15 to the Registrant and received in exchange 616,399.525 newly-issued Class A, Class B, Class C, and
Class D shares of the Registrant comprised of 35,902.574
Class A shares, 439,578.461 Class B shares, 44,881.148
Class C shares and 96,037.342 Class D shares. Such shares were then distributed to the shareholders of the Global Opportunity, Asset Growth, and Asset Income on that date in proportion to each shareholder's interest (by Class) in the assets transferred. The Global Opportunity, Asset Growth, and Asset Income ceased offering their shares as of the Reorganization Date.

Applications for Deregistration on Form N-8F will be filed by Asset Growth and Asset Income with the Securities and Exchange Commission.